UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 7, 2015

Argos Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35443	56-2110007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4233 Technology Drive Durham, North Carolina 27704
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (919) 287-6300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On April 7, 2015, Argos Therapeutics, Inc. (the “Company”) and Lummy (Hong Kong) Co. Ltd., a wholly owned subsidiary of Chongqing Lummy Pharmaceutical Co. Ltd. (“Lummy HK”), entered into a license agreement (the “License Agreement”) whereby the Company granted to Lummy HK an exclusive license under the Arcelis® technology, including patents, know-how and improvements to manufacture, develop and commercialize products for the treatment of cancer (“Licensed Product”) in China, Hong Kong, Taiwan and Macau (the “Territory”).  Lummy HK also has a right of first negotiation with respect to a license under the Arcelis technology for the treatment of infectious diseases in the Territory.

Under the terms of the License Agreement, the parties will share relevant data, and the Company will have a right to reference Lummy HK data for purposes of its development programs under the Arcelis technology. In addition, Lummy HK has granted to the Company (a) an exclusive, royalty-free license under and to any and all Lummy HK improvements to the Arcelis technology conceived or reduced to practice by Lummy HK (“Lummy HK Improvements”) and Lummy HK data to develop and/or commercialize products (“Arcelis-Based Products”) outside the Territory; (b) an exclusive, royalty-free license under and to any and all INDs and other regulatory approvals and Lummy HK trademarks used for an Arcelis-Based Product to develop and/or commercialize an Arcelis-Based Product outside the Territory; and (c) a non-exclusive, worldwide, royalty-free license under any Lummy HK Improvements and Lummy HK data to manufacture Arcelis-Based Products anywhere in the world.    Lummy HK has the right to reference Company’s data, INDs and other regulatory filings and submissions for the purpose of developing and obtaining regulatory approval of Licensed Products in the Territory.

Pursuant to the License Agreement, Lummy HK will pay the Company royalties on net sales and up to an aggregate of $20 million upon the achievement of manufacturing, regulatory and commercial milestones.  The License Agreement will terminate upon expiration of the last to expire royalty term for all Arcelis-Based Products, with each royalty term being the longer of the expiration of the last valid patent claim covering the applicable Arcelis-Based Product and 10 years from the first commercial sale of such Arcelis-Based Product. Either party may terminate the License Agreement for the other party’s uncured material breach or if specified conditions occur relating to the other party’s insolvency or bankruptcy.  The Company may terminate the License Agreement if Lummy HK challenges or assists a third party in challenging specified patent rights of the Company. If Lummy HK terminates the License Agreement upon the Company’s material breach or bankruptcy, Lummy HK is entitled to terminate the licenses it granted to the Company and retain its licenses from the Company with respect to Arcelis-Based Products then in development or being commercialized, subject to Lummy HK’s continued obligation to pay royalties and milestones with respect to such Arcelis-Based Products.

In connection with the License Agreement, on April 7, 2015, the Company entered into stock purchase agreements with Tianyi Lummy International Holdings Group, Ltd. and China BioPharma Capital I, L.P. (the “Purchasers”), of which Lummy HK’s parent company is an affiliate and limited partner, respectively.  Pursuant to the purchase agreements, the Purchasers purchased an aggregate of 1,000,000 shares of the Company’s common stock at a per share price of $10.11, a 12.5% premium to the 30-day volume weighted average closing price for the Company’s common stock for the 30-day period ended April 2, 2015.  In addition, the Purchasers have agreed to purchase approximately $10 million in additional shares of the Company’s common stock, for a total aggregate investment of $20 million, within 31 days of and subject to a) reaching full enrollment of Company’s Phase 3 ADAPT clinical trial of AGS-003 for renal cell carcinoma; b) receiving a recommendation of the review board for the continuation of  Company’s phase 3 ADAPT clinical trial following 50% of events; and c) receiving positive feedback from the FDA on a qualified protocol to demonstrate comparability of the Company’s automated manufacturing process for AGS-003 to the manufacturing process used by Company in its Phase 3 ADAPT clinical trial.    In connection with the investment, the Purchasers have agreed to a lock-up of the shares purchased for a period of 180-days.  The private placement of the securities was made in reliance on the exemption from registration provided by Regulation S under the Securities Act of 1933, as amended.

Item 3.02   Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGOS THERAPEUTICS, INC.

	By:	/s/ Jeffrey D. Abbey
	Name:	Jeffrey D. Abbey
	Title:	President and Chief Executive Officer

DATED: April 13, 2015